CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

MVP Network, Inc.
MVP Network Online Games, Inc.
St. Louis, Missouri

We hereby consent to the inclusion in the Prospectus constituting a part of this Registration Statement on Form S-4 of MVP Network, Inc. (development stage company) of our report dated March 27, 2008, relating to the financial statements of MVP Network, Inc., for the fiscal year ended December 31, 2007.

Our report dated March 27, 2008, contains an explanatory paragraph that states that the financial statements have been prepared assuming that MVP Network, Inc. will continue as a going concern.  MVP Network, Inc. will need additional working capital for its planned activity and to service its debt, which raises substantial doubt about its ability to continue as a going concern.  The financial statements of MVP Network, Inc. do not include any adjustments that might result from the outcome of this uncertainty.

We hereby consent to the inclusion in the Prospectus constituting a part of this Registration Statement on Form S-4 of MVP Network, Inc. of our report dated May 27, 2008 relating to the consolidated financial statements of MVP Network Online Games, Inc. and its subsidiaries for the fiscal year ended December 31, 2007.

Our report dated May 27, 2008, contains an explanatory paragraph that states that the financial statements have been prepared assuming that MVP Network Online Games, Inc. will continue as a going concern.  MVP Network Online Games, Inc. will need additional working capital for its planned activity and to service its debt, which raises substantial doubt about its ability to continue as a going concern.  The financial statements of MVP Network Online Games, Inc. do not include any adjustments that might result from the outcome of this uncertainty.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ Madsen & Associates, CPA’s Inc.
Madsen & Associates, CPA’s Inc.

Salt Lake City, Utah
August 12, 2008

SEC/0877.1